Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration statement on Form S-3 of our reports dated January 26, 2023, relating to the consolidated financial statements of Lennar Corporation and the effectiveness of Lennar Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida

February 2, 2023